Exhibit 10.1

Mr. Craig T. Bouchard	November 7, 2013

Chief Executive Officer

Signature Group Holdings, Inc.

15303 Ventura Boulevard, Suite 1600

Sherman Oaks, California 91403

Re:  Adjustment to Employment Agreement Reflecting Reverse Split

Dear Mr. Bouchard:

Reference is made to that certain Employment Agreement, dated as of June 5, 2013 (the “Employment Agreement”), by and between Signature Group Holdings, Inc. (the “Company”) and Craig T. Bouchard (the “Executive”).  On October 15, 2013, the Company’s common stock was consolidated through a one-for-ten reverse stock split (the “Reverse Split”).  Executive and the Company agree that to the extent not otherwise automatically adjusted pursuant to the Amended and Restated Signature Group Holdings, Inc. 2006 Performance Incentive Plan, any references in the Employment to (A) the number of shares of common stock, (B) the grant, purchase, or exercise price of any or all outstanding common stock awards, (C) the common stock deliverable upon exercise or payment of any outstanding awards, or (D) the performance standards applicable to any outstanding awards or bonuses, including in connection with the annual bonus set forth in Section 2.2 of the Employment Agreement, shall be proportionately adjusted to account for the Reverse Split and in accordance with Internal Revenue Code section 409A, including Treasury Regulation § 1.409A-1(b)(v)(D).

If the terms of this letter agreement are acceptable to you, please sign where indicated below whereupon it will be our binding agreement.

Sincerely,

Signature Group Holdings, Inc.

By:	/s/ Chris Manderson
Name: Chris Manderson
Title: Executive Vice President & General Counsel

Acknowledged and agreed to as of the date first set forth above:

/s/ Craig T. Bouchard
Craig T. Bouchard